Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES AUGUST CASH DISTRIBUTION
     DALLAS, Texas, August 19, 2005 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.110437 per unit, payable on September 15, 2005, to unit holders of record on August 31, 2005.
     This month’s distribution increased from the previous month due primarily to a combination of higher oil prices, a slight increase in gas production in the Texas Royalty Properties and slightly lower capital costs. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 69,472 bbls and 302,928 mcf. The average price for oil was $50.62 per bbl and for gas was $6.24 per mcf. This would primarily reflect production for the month of June. Capital expenditures were approximately $571,000. The numbers provided reflect what was net to the Trust.
     For information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 877.228.5085